Exhibit 99.1

30 Church Street	600 WillowBrook Office Park
Rochester, New York 14614-1290	Fairport, NY 14450

NEWS RELEASE

TUESDAY, DECEMBER 28, 2010

CITY, PAETEC ANNOUNCE AGREEMENT ON MIDTOWN SITE

FOR PAETEC WORLD HEADQUARTERS

(Rochester, N.Y.) – Rochester Mayor Robert J. Duffy, City Council President Lovely Warren and Arunas Chesonis, CEO of PAETEC, today announced the signing of an agreement that will see PAETEC construct their corporate headquarters on the Midtown site in Downtown Rochester once the demolition of Midtown is complete.

“More than three years ago, Arunas Chesonis called me on the phone and said if the City and State would demolish Midtown Plaza, he would build the corporate headquarters of PAETEC on that site,” said Mayor Duffy. “Despite the worst economic downturn since the Great Depression and having endless options to locate his company, Arunas Chesonis stayed true to his word. The rebirth of downtown Rochester now has a key cornerstone to build on.”

“A project like this is only possible through strong partnerships between government and private enterprise,” said Mr. Chesonis. “I thank Mayor Duffy, Governor Paterson, Tom Richards and the City Council for their continued commitment toward the revitalization of downtown Rochester.”

“I am pleased to be here today with Mayor Duffy and Mr. Chesonis, as they take this next step in bringing PAETEC headquarters downtown,” said City Council President Warren. “I look forward to welcoming the PAETEC employees to our center city in 2013. I would be remiss though if I did not take this opportunity to thank Mayor Duffy and his team for their hard work on this project. As one of Mayor Duffy’s last official acts as Mayor, this agreement will no doubt be a large part of the Duffy Administration’s legacy.”

Both Mayor Duffy and Mr. Chesonis recognized the vital role of New York State in clearing the way for the new PAETEC Headquarters. The Empire State Development Corporation (ESDC), at the direction of Governor Paterson, oversaw the asbestos remediation and the ongoing demolition of Midtown Plaza. Without New York State’s support, the project would never have occurred. In addition, tax credits, loans and grants will help make the necessary financing for the construction of the new PAETEC headquarters possible.

“The finalized agreement with PAETEC Holding Corp. to bring the growing communications provider to downtown Rochester marks a major win for all involved in the Midtown Rising project,” said Empire State Development Chairman & CEO Dennis M. Mullen. “Locating PAETEC’s 1,000 employees to a new global headquarters building will not only bring important private investment to the Midtown site, it will shape future investment and development in Rochester. I’d like to thank Mayor Duffy and PAETEC Chairman Chesonis for closing this agreement and for their unwavering support of Midtown Rising.”

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CITY, PAETEC ANNOUNCE AGREEMENT ON MIDTOWN SITE

FOR PAETEC WORLD HEADQUARTERS – p. 2 of 2

“This is a landmark day,” said Mayor Duffy. “Construction cranes in the downtown areas of upstate cities are few and far between. PAETEC could have gone anywhere and other communities made attractive offers, but Arunas believed in Downtown Rochester and so did our Governor and the ESDC. In the next few years, 1,000 people will be employed by PAETEC in their new headquarters. This is a game changer for our city.”

The myriad benefits of the agreement include the addition of up to 1,000 people and jobs that will revolutionize downtown; the PAETEC structure will support the overall Midtown project; the City will realize tax revenues of $22 million over 20 years, beginning in year one; and the project represents a total of $56 million in investment, including $39 million for construction.

PAETEC’s commitment includes the construction of a new building and bringing and creating new jobs downtown; obtaining $34 million in loans; using $5 million of their own equity; and paying for, and occupying the facility for 20 years. PAETEC will pay their share of the cost to maintain and operate the parking garage. Rates paid to the City will be based on $30 per pass, per month and escalate to $44 per pass over 20 years.

The City is providing the land and some superstructure, including the Seneca Building frame and site preparation. The City will also arrange for PAETEC to receive a federal Section 108 loan in the amount of $16.5 million. The project will also require $9 million in grants from a combination of sources that are tied to maintaining and increasing employment.

Various aspects of the agreement are subject to approval by City Council and the PAETEC Board of Directors and it will require the promised delivery of the property and the completion of the financing arrangements.

PAETEC is consolidating their local operations into the new downtown headquarters. Plans for the headquarters include a new, 3.5 story, approximately 225,000 square foot building with a projected cost of $55 million. Part of the Seneca Building will be reused in the new PAETEC headquarters. The building will contain a network operation center, a data center, a rooftop garden and retail space.

“Anyone who has lived in Rochester for 20 years or more has fond memories of Midtown Plaza,” Chesonis continued. “I hope with the multiple proposed investments in this parcel of land including open areas, concerts, events, restaurants, and more, once again Midtown will be the place where memories are created for Rochestarians.”

Mayor Duffy and Mr. Chesonis both acknowledged the key roles played by Deputy Mayor Thomas Richards and PAETEC Vice President of Finance, Pete Connoy. As City Corporation Counsel and now Deputy Mayor, Mr. Richards oversaw the negotiations with PAETEC, as well as the City’s end of the entire Midtown project.

“At a time when so many major projects in other upstate city’s have stalled and had deals fall apart, New York State, the City and PAETEC have held together and gone against the tide to make this deal happen,” said Richards. “This construction will create hundreds of good jobs and will act as the tipping point for more investment and growth for our downtown.”

News Media: For more information, call Michael Keane, Deputy City Communications Director at (585) 428-6064 or Chris Muller, Communications Director, PAETEC, at (585) 340-8218.